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The following information was sent out by Craft Brew Alliance, Inc. in its weekly employee newsletter, the Weekly Buzz, released on November 15, 2019:

Cheers!

WHAT TO TELL YOUR FRIEND WHO JUST GOT ENGAGED: CBA AND A-B ARE TAKING THINGS TO THE NEXT LEVEL TOO Unless you spent the past week here, you already know about our announcement with A-B on Monday. No shocker that the news we’d agreed to combo up quickly blistered its way through the media airwaves – from this mega feature in Forbes, to local stories like this one featuring Luis Brignoni in Miami New Times or this clip with Steven Hallstone on local PDX TV. The industry trades Brewbound and Beer Business Daily celebrated our fearless leader Andy Thomas and the role he played in helping bring about this culmination in a relationship that traces its roots back 25+ years. Meanwhile, the analysts got a little romantic about the news, publishing research notes like “ABI AND BREW SAY I DO” before piling into CBA’s earnings call to find out what happens next. Speaking of what happens next, that’s one of the questions we covered during Thursday’s open Q&A sesh – we’ve got FAQs available here on BREWnet. Don’t see your question answered? No worries, send it on to askELT@craftbrew.com. In the meantime, Portland followed Thursday’s Q&A call with a toast to all employees and a round of our delicious beers/ciders/seltzers, which reminds us… is it time to crack open some of these yet?

The following articles were hyperlinked by Craft Brew Alliance, Inc. within its weekly employee newsletter, the Weekly Buzz, released on November 15, 2019:

Examining The History Behind Anheuser-Busch InBev’s $221 Million Purchase Of Craft Brew Alliance

Chris Furnari Contributor

Opinions expressed by Forbes Contributors are their own.

Craft Brew Alliance (CBA) chief executive Andy Thomas likes to use metaphors when explaining complicated scenarios.

For proof, look no further than this week’s announcement that Anheuser-Busch InBev had agreed to wholly-acquire the Portland, Oregon-headquartered maker of Kona, Widmer, and Redhook beers, among others.

Speaking to Forbes, Thomas likened the two companies’ 25-year history to a somewhat complicated long-term relationship.

“We’ve all been through ups and downs in a relationship,” he said. “Sometimes, you get so used to each other and you don’t realize what makes the relationship unique.”

Before we dive into the backstory of these two companies, let’s examine some of the highlights of this week’s merger announcement.

As part of the cash transaction, which is expected to close in 2020 following a mandatory federal antitrust review, A-B will purchase the remaining 68.8% of CBA that it doesn’t already own for $16.50 per share. That works out to approximately $221 million, excluding about $130 million in liabilities that A-B will also be responsible for.

A-B’s offer of $16.50 per share values CBA at approximately $321 million, or roughly $290 per barrel according to Cowen and Company’s Vivien Azer. The Kona brand itself, which makes up about two-thirds of CBA’s volume, is valued at about $445 per barrel, Azer noted. By comparison, the Ballast Point brand sold for nearly $3,500 per barrel back in 2015.

All-in, A-B will spend roughly $351 million for the right to own and control the seventh largest craft brewing company in the U.S., something that Thomas heralded as a “solid win” for all CBA stakeholders during the company’s third quarter earnings call on Wednesday.

If the deal is approved by the U.S. Department of Justice (DOJ) and the Federal Trade Commission (FTC), A-B InBev would own nearly two dozen different U.S. craft brands. In addition to the Kona, Redhook, and Widmer labels, CBA’s portfolio includes Appalachian Mountain Brewery (AMB), Cisco Brewers, Omission, Square Mile Cider, and Wynwood Brewing offerings.

Meanwhile, A-B, via its “Brewers Collective” division, already owns 10 Barrel Brewing Co., Blue Point Brewing Company, Breckenridge Brewery, Devils Backbone Brewing Company, Elysian Brewing Company, Four Peaks Brewing Co., Golden Road Brewing, Goose Island Beer Company, Karbach Brewing Co., Platform Beer, Veza Sur Brewing Co., Virtue Cider, and Wicked Weed Brewing.

Collectively, those 21 different brands account for more than 2 million barrels of craft beer, or roughly 1% of all beer shipped by domestic brewers in 2018 (166 million barrels).

Once finalized, CBA’s NASDAQ ticker “BREW” would also be delisted, and the company that once traded under the “HOOK” symbol will officially become part of “BUD.”

But to fully understand how the world’s largest beer company could finally come to wholly-own some of the world’s most iconic beer labels – two of which are more than three decades old and helped create the craft beer category we know today – you’ve got to travel back to 1994. That’s when Widmer and Redhook sold minority stakes to A-B in exchange for guaranteed access to the brewing giant’s vast network of beer wholesalers across the country.

At the time, it gave Widmer and Redhook an opportunity to reach new customers throughout the U.S., but it also laid the groundwork for A-B’s eventual acquisition 25 years later.

CBA was officially formed in July 2008 via the merger of Redhook and Widmer (the same year InBev acquired A-B).

Two years later, Kona Brewing, now CBA’s largest and most important individual brand, joined the publicly-traded rollup after a brewing and distribution partnership between the two companies proved successful.

Around the same time, executives at A-B began witnessing the consumer shift toward craft beer – sales grew 13% in 2011 — and the brewing giant purchased Chicago’s Goose Island for $38.8 million. CBA actually owned 42 percent of Goose Island at the time, and agreed to sell its stake to A-B for $16.3 million in cash.

The 2011 Goose Island acquisition would go on to define the most recent decade in brewing, setting off a wave of craft brewery transactions over the next 8 1/2 years. At the same time, production of U.S. craft beer more than doubled, to about 26 million barrels in 2018, according to industry trade group the Brewers Association.

Realizing it would need more than one small brewery to compete in the fast-growing craft beer segment, A-B went on a buying spree. It purchased eight more craft beer companies over the next five years and officially established a “high end” division tasked with selling and promoting more expensive brews.

In 2016, A-B restructured its distribution and contract brewing arrangement with CBA, building a framework for a buyout in the process. Under the terms of their renegotiated commercial agreement, A-B said it would pay as much as $24.50 per share to acquire CBA by August 23, 2019.

Thomas immediately got to work positioning the company for an eventual sale to A-B, while simultaneously preparing for the possibility that a deal would never materialize. In 2017, CBA terminated a contract brewing arrangement with Pabst and sold its production facility in Woodinville, Washington. In 2018, CBA spent $45 million to acquire AMB, Cisco and Wynwood. And in early 2019, it established an innovation unit – called the pH Experiment – that was tasked with expanding the company’s interest beyond beer.

All of those moves occurred while the company drove behind a “Kona plus” strategy that prioritized sales of brands like Longboard Lager and Big Wave over others in the portfolio. Meanwhile, CBA systematically reeled in distribution of Widmer and Redhook, retrenching to the Pacific Northwest.

And while all of this was going on, A-B was sorting out its $100 billion takeover of global rival SABMiller. When a federal judge finally cleared the transaction in late October of 2018, many industry observers believed that a purchase of CBA would be next.

What many failed to consider at the time, however, was that the bond between A-B and CBA had strengthened considerably since 2016 in part because Thomas had found an ally in Felipe Szpigel, then president of A-B’s craft division.

In October 2018, Szpigel announced plans to leave A-B and form his own drinks venture. That meant Thomas had less than a year to convince newly appointed A-B craft president Marcelo “Mika” Michaelis of the benefits of making a qualifying offer.

“One of the challenges is that corporations are influenced by the people running them,” he told Forbes. “Felipe and Mika are two completely different individuals, but they are both good people.”

Throughout 2019, Thomas fielded hundreds of questions about the likelihood of a deal with A-B. Analysts, journalists, employees, and shareholders were all interested in knowing what the future held.

In May, following an announcement that Boston Beer would acquire the popular Delaware craft brewery Dogfish Head for $300 million, a minority shareholder sent a letter to CBA’s board urging them to consider a sale.

At the same time, overall sales of craft were beginning to slow as drinkers traded beer for hard seltzer.

“With the combined effects of the trends in [the] craft beer industry and CBA’s inherent challenges to grow revenue, profitability and cash flow, we strongly believe that the company must seek a sale to maximize shareholder value,” wrote David Cohen, the founder of Boston-based private investment fund Midwood Capital Management LLC.

Then, just 16 days before the August 23 deadline, A-B announced the acquisition of fast-growing Ohio-based craft brewery Platform Beer. For some, this signaled that a deal with CBA wasn’t happening.

August 23 arrived, and instead of paying more than $320 million ($24.50/share) to buy the remaining 13.4 million shares of BREW it didn’t own, the world’s largest beer company opted to spend $20 million as part of a previously negotiated fee for not submitting a qualified offer before the deadline.

Some viewed A-B’s decision to pass as an admission that CBA and its brands were not worth buying. Beer writer Jeff Alworth, who penned a book on the history of Widmer Brothers called The Widmer Way, said he was personally happy that no deal was struck and claimed that a buyout would be bad for the Portland beer scene.

“Under AB InBev management that brewery and the Widmer brand would become line items on a sheet of thousands, overseen by someone in New York or Leuven — or who knows where. Certainly no place that cares about Portland’s brewing heritage,” he wrote at the time.

While Alworth raised pints of Widmer Hefe in celebration of the news, Thomas — who took over as the CEO of CBA in 2014 after serving for three years as the president of commercial operations – expressed his frustration in a prepared statement.

“While disappointing, with this decision made, management can turn its attention to refining strategic alternatives to maximize shareholder value,” he said at the time.

It was a potential career-defining moment that Thomas had spent years architecting. And after waiting for A-B to pop the proverbial question, Thomas was now faced with the hard reality of having to reenter the dating pool. The challenge, of course, would be figuring out how to manage a mixed bag of beer brands that were deeply embedded within the A-B wholesaler network.

Ultimately, Thomas and Michaelis knew the two companies were stronger together than they were apart, but not at $24.50 a share. Over the next eight weeks, the pair negotiated an acquisition price that amounts to a roughly $107 million discount for A-B (not including the $20 million payment).

When asked if he believed Michaelis’ strategy was to cut down the cost of an acquisition all along, Thomas deployed another metaphor.

“It’s just like putting your house on the market,” he said. “You might think it is worth one number, and you can put it out there, but it might not be reality.”

So, while the value of CBA might fluctuate based on what a buyer is actually willing to pay, what’s certain is the fact that today’s beer market looks much different than it did back in 2016 when the two companies initially laid the groundwork for a merger. The craft category grew 12 percent in 2015, the same year a pair of blockbuster deals were struck – Ballast Point was sold to Constellation Brands for $1 billion, and Lagunitas sold a 50% stake to Heineken in a deal believed to be worth $500 million.

Those realities are not the case today. Craft sales grew just 4 percent last year, and valuations have steadily dropped since Ballast Point was sold. Both Thomas and Michaelis recognized this when they came back to the negotiating table.

“There was opportunity to re-envision how we put this together, because lot has changed since 2016 and we don’t live in the same world we lived in then,” Thomas said.

Nevertheless, A-B’s proposed $16.50 per share offer “represents better than a 30x EBITDA multiple,” Thomas noted during Wednesday’s earnings call.

In the end, all of the stakeholders will get something they want. A-B will get a stable of strong craft brands at a fair price, and CBA shareholders will get the liquidity event they’ve wanted for a long time. Meanwhile, Thomas will finally get to stop answering questions about the company’s future, and A-B wholesalers will get more clarity around brand priorities.

As Thomas puts it, “there is a difference in being part of the family versus being part of the extended family.”

Indeed, if the deal is approved, CBA will finally be fully-integrated into the A-B family – even if that integration was more of an arranged marriage than love at first sight.

Anheuser-Busch to Purchase Wynwood Brewing’s Parent, Craft Brew Alliance

Laine Doss | November 14, 2019 | 11:46am

One year ago, Wynwood Brewing Company announced it had been acquired by Craft Brew Alliance (CBA). Soon it will have a new parent.

This week, CBA announced Anheuser-Bush (A-B) agreed to purchase all remaining CBA shares for $16.50 per share in cash. A-B already owns a 31.2 percent stake in CBA.

When the transaction closes, Wynwood Brewing will be a member of the A-B family.

Luis Brignoni Jr. says he’s looking forward to what the future will hold for the brewery he started in 2013 with his father, Luis Brignoni Sr. “We’re going to be able to learn from the world’s largest brewer and see how it operates. I see this as a learning tool. This partnership will allow us to advance as brewers in a way we could never have done by ourselves.”

Looking ahead, Brignoni hopes the new partnership will allow distribution of his flagship blonde ale to grow. “We’d like to see La Rubia poised to be one of the most popular beers in the Caribbean Latino market.”

The beer-maker also plans to expand his brewery’s 1,000-square-foot taproom in Wynwood. “We’re in the middle of designing a taproom. I want to cater to a more family-friendly brewery. I have three kids now, and there aren’t a lot of places in Miami where I can relax and have a beer while my kids can also be welcome.”

Brignoni says he doesn’t see any key changes happening with the transfer of ownership. “Looking at the industry and the history of what’s happened in the past, A-B pretty much leaves craft breweries operating the way they’re supposed to operate.” He says the Wynwood Brewing team will remain intact. “Pops and I are going to continue to show up for work every day.”

Brignoni says he understands if people are skeptical about Wynwood’s first brewery selling to a huge company such as A-B. “Beer is one of those things that people are very aware of who owns it. People are really protective over the beer industry.”

In the end, however, he says the acquisition has been good for his brewery, his family, and his employees. “I love the craft beer industry. I love beer,” Brignoni says. “I’m taking care of my family and my folks, and my employees have great benefits and great opportunities for upward mobility.”

Wynwood Brewing joins other South Florida breweries that are owned by larger companies. Veza Sur, founded by partners from Bogota Beer Company and Oregon’s 10 Barrel Brewing, is owned by Anheuser-Busch InBev; Concrete Beach is owned by a division of the Boston Beer Company; and Funky Buddha in Oakland Park is owned by Constellation Brands.

Wynwood Brewing. 565 NW 24th St., Miami; 305-982-8732; wynwoodbrewing.com.

Anheuser-Busch announces plan for full acquisition of Portland’s Craft Brew Alliance

FOX 12 Staff

Updated Nov 12, 2019 | Posted on Nov 11, 2019

PORTLAND, OR (KPTV) - Anheuser-Busch announced plans for the full acquisition of Portland’s Craft Brew Alliance, which includes Widmer Brothers Brewing and Redhook Brewing.

Anheuser-Busch already owned 31.2 percent of Craft Brew Alliance. The new deal will purchase the remaining shares for $16.50 per share.

The $220 million deal is expected to close in 2020, according to Anheuser-Busch.

The majority of Craft Brew Alliance brands are already distributed through Anheuser-Busch’s network of independent wholesalers, per the existing commercial agreement between the companies.

Craft Brew Alliance includes: Appalachian Mountain Brewery, Cisco Brewers, Kona Brewing Co., Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing and Wynwood Brewing Co.

Steven Hallstone, senior brand manager at Widmer, said the proposed deal is the next step in the evolution of their partnership with Anheuser-Busch, which dates back 25 years.

“Access to their distribution network has helped us gain distribution not only across Oregon, but all across the northwest and for us that’s only going to get easier,” Hallstone said.

When the deal closes, Hallstone said Widmer will continue creating new beers.

Craft Brew Alliance is headquartered in Portland and was formed in 2008, with beers available in all 50 states and 30 different countries.

The Anheuser-Busch deal is subject to customary closing conditions, including approval by a majority of Craft Brew Alliance’s shareholders not affiliated with A-B and certain regulatory approvals.

Widmer Brothers closed its north Portland pub in January, which was followed the closure of multiple longstanding similar businesses, including Bridgeport Brewing and Lompoc Brewing. Henry’s Tavern and Rock Bottom also closed in Portland in 2019.

Copyright 2019 KPTV-KPDX Broadcasting Corporation. All rights reserved.

Craft Brew Alliance CEO Andy Thomas Discusses Sale to Anheuser-Busch

Justin Kendall Nov. 12, 2019 at 2:58 PM

Over the last eight weeks, Anheuser-Busch InBev and Craft Brew Alliance (CBA) have been working together to finally complete a merger of the long linked together beer companies.

The culmination of that work came Monday with the announcement that A-B, which owns 31.2% of CBA, would acquire the remaining stake in the publicly traded Portland, Oregon-headquartered craft brewing company.

The deal was a long-earned victory for CBA CEO Andy Thomas and a credit to his work to restructure CBA’s business in the lead up to the qualifying offer and accelerate the flagship Kona Brewing brand, as well as his measured and unemotional approach after A-B spurned CBA in late August.

Many had written off CBA — whose brands include Kona Brewing, Widmer Brothers, Redhook, Omission, Square Mile Cider, Wynwood Brewing, Appalachian Mountain Brewery and Cisco Brewers, as well as the pH Experiment innovation division — after A-B declined to make a qualifying offer on August 23, and CBA’s stock price (BREW) dropped from $12.96 on August 22, to $7.33 at the close of trading on Monday. But like a phoenix, CBA’s stock has risen to more than $16 a share on Tuesday.

Speaking to Brewbound Monday evening, Thomas pointed to A-B’s positive posture about its future relationship with CBA, despite the lack of offer to purchase the remaining 68.8% of the company in August.

In the days after the deadline, CBA was finally free to explore other options, including a potential sale to another buyer, although. However, A-B would still have a say in any potential deal with two seats on CBA’s eight-member board, and CBA’s route to market remained closely aligned with A-B through brewing, distribution and export contracts for up to another seven years.

Although CBA’s leadership team pondered several different strategic directions, they still sought a clearer understanding of what A-B’s future intentions. And, as Thomas put it, “all roads led through” A-B.

“In really good faith, we met with them a couple of times,” he said. “One of the things that I said was everyone was looking for me to demonize what was going on, but the conversations were very constructive, and in the course of those early constructive conversations, it quickly became apparent to both sides that the right future for us was one where we didn’t get further apart but one where we got closer together again. So we went back to the drawing board to reconsider and reconstitute what would it look like to have some of merger agreement.”

A-B’s intentions crystallized on Monday, as the world’s largest beer manufacturer announced it had reached an agreement to purchase the remaining stake in CBA for $16.50 per share — putting a $321 million value on CBA. The $16.50 per share cash offer was more than double what CBA stock was trading for in November, but lower than the $24.50 per share qualifying offer the company would have been required to make in August.

According to Thomas, A-B and CBA leaders have yet to discuss what life after the merger closes looks like beyond the company’s portfolio would be added to A-B’s craft division, the Brewers Collective, which includes Goose Island, Elysian, Golden Road, and 10 Barrel, among others.

There remain potential hurdles to closing the deal, though, including a proxy vote of CBA’s non-A-B affiliated shareholders, who must vote in favor of the transaction before it can close. Thomas expects that vote could occur before the end of 2019. He noted that the company’s independent board of directors unanimously authorized him to sign the merger agreement with A-B.

CBA and A-B also have to receive regulatory approval from the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Recall that A-B agreed to a consent decree with the DOJ as part of its $107 billion merger with SABMiller in 2018.

Those processes could take up to nine months to complete.

According to an SEC filing made by CBA today, the agreement includes termination rights should the deal not close by November 11, 2020. However, both companies can extend the deadline, should antitrust approval not be received by that date, to February 11, 2021, and again to May 11, 2021. Should CBA terminate the deal, the company would be required to pay a $9 million cash fee to A-B. On the other hand, A-B would be required to pay CBA $15 million should antitrust approval not be met.

Thomas called the completion of the transaction a “natural evolution” of CBA’s relationship with A-B. He added that CBA’s leadership team is “committed to continuing to lead the company through the period and up until close.”

“As the days go by and we get those things prioritized, we’ll pivot our attention to what comes next,” he said. “For right now, our job is to continue to serve the needs of the stakeholders of CBA, and to do everything we can to make the transaction come to fruition.”

Asked if there could be a possible divestiture of brands within CBA’s portfolio, Thomas declined to speculate.

“I’m not an antitrust expert, so I would defer to people who are more knowledgeable about that,” he said.

According to Thomas, CBA leaders do not anticipate “widespread [job] losses anywhere or any losses anywhere” due to the sale to A-B. Thomas pointed to the two companies’ complementary brewery and geographic footprints and wholesaler networks.

“There’s nothing that we anticipate right now that would lead to any job losses,” he said. “Certainly not in the immediate, near-term future and beyond then, there’s nothing that I look at that would be an area of concern.”

In the meantime, Thomas said the reaction from CBA’s stakeholders to the deal has been positive.

“Calls with some select shareholders have been very, very favorable,” he said. “Employee feedback has been really good. In our canvassing of the founders, be that [Kona co-founder] Cameron Healy all the way through Louis and Pops [Brignoni] down at Wynwood or Nathan

[Kelischek] and Chris [Zieber] and Danny [Wilcox] at AMB or the Cisco founders, everyone has been very supportive.”

For his part, Healy released a statement praising CBA and Kona’s relationship with A-B.

“Kona Brewing Co. has enjoyed a positive partnership with Anheuser-Busch for the past 17 years through our affiliation with Craft Brew Alliance, and I expect the relationship to continue prospering under this new structure for years to come,” he said. “I am excited to see where Kona Brewing Co. goes next, with the new brewery opening in Kona in early 2020 and through the numerous investments we continue to make in our local communities. Mahalo!”

BEER BUSINESS DAILY

November 12, 2019

ANDY THOMAS ON THE IMMINENT A-B DEAL

First thing we asked when we got CBA chief Andy Thomas on the horn after yesterday’s A-B/CBA deal announcement (pending approvals): Will current CBA leadership stay on after a deal closes?

“We haven’t had discussions about what happens post-close,” Andy told BBD candidly, and they’re “looking at a 6-9 month close period.”

But CBA leadership is “in it for the long haul,” he said.

“We’re excited to see [this] through,” Andy continued. “It’s really exciting to think about where the CBA brands and people and infrastructure can go as part of A-B.”

As for that 6-9 close period, Andy remarked that of course the holidays are imminent. (Also, the DOJ will have to sign off on this.) It’s a pretty standard time frame.

But shareholder approval probably won’t be an issue. Cameron Healy, who co-founded Kona roughly 25 years ago, and is now the largest single shareholder outside of A-B, has already expressed his approval for the deal:

“I am humbled and grateful for the years of support from our loyal customers, our Kona Brewing team members, our partners and the Ohana of family and friends who have allowed KBC to prosper,” he said. “Kona Brewing Co has enjoyed a positive partnership with Anheuser Busch for the past 17 years through our affiliation with Craft Brew Alliance, and I expect the relationship to continue prospering under this new structure for years to come. I am excited to see where Kona Brewing Co goes next, with the new brewery opening in Kona in early 2020 and through the numerous investments we continue to make in our local communities. Mahalo!”

Back to Andy: How did this deal come together, after A-B passed on the August deadline to buy outstanding CBA shares for $24.50 each (and consequently paid the $20 million breakup fee — but still will come out saving lots, as they’ve agreed to pay $16.50 a share)?

“I was pretty forthright after the 23rd [of August, the original deadline for A-B to purchase remaining CBA shares at $24.50, per a 2016 agreement],” said Andy, that CBA intended to “loop back with A-B,” as they’d been “very vocal about the fact that they saw value in our brands… we needed to circle back to understand, ‘what does that mean?’“

After that, he says, they all “very quickly” came to working through, “how do we become one company.”

He reflects: “Sometimes in a relationship you need to have a bit of a clean sheet”; after such a step back, Andy said, they “figure[d] out why we loved each other in the first place.”

But what will happen to pet projects like the pH Experiment, CBA’s growth/new beverage brand arm, meant to scale (or scrap) ideas quickly [See BBD 03-06-2019]?

Again, it’s “early to speculate,” Andy said. It should make sense to keep such a unit, which was built on the prospect of piloting 3-5 brands yearly, based on consumer learnings. Isn’t that what every big brewer is trying to do?

Andy seems to think so. “When you think of where we are, and take a look at where A-B has found value, and knowing the discussions we’ve had,” such an innovation platform is “consistent with the way A-B is thinking about progressive, consumer-centric concepts.” There’s “no reason to believe it would be [anything] but exponentially additive.”

What about Widmer and Redhook, which have been bleeding volume for years? Might A-B “lop” those off, we asked?

“AB isn’t going to ‘lop’ stuff off,” Andy believes, but rather “figure out what are the best things to work together at growing.”

Overall, and right now, says Andy: “part of the excitement is, it is kinda a clean sheet right now – there isn’t a lot of specificity around it. [It’s] really kinda a neat time where everything is possible.”

ED. COMMENTARY This deal would not have come about, at such a valuation, without Andy Thomas. That man has lived and breathed CBA for years and it has always been a tough road — never easy. Lots of bosses, publicly traded but with a minority shareholder who is the largest brewer in the world, declining regional legacy brands …. Jesu Christo, it honestly couldn’t have been worse.

And yet Andy endeavored to persevere. He rode it all the way to its natural conclusion, and while I’m 1000% sure it won’t make everybody happy, the deal is a fair valuation for both sides in my view, given the alternative. I tip my hat to you, sir.

Additional Information about the Merger and Where to Find It:

•                  This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Company plans to mail to its shareholders the definitive Proxy Statement in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT A-B, THE COMPANY, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by A-B and the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by the Company in the Investor Relations section of the Company’s website at www.craftbrew.gcs-web.com or by contacting the Company’s Investor Relations at Investor.Relations@craftbrew.com or by calling 503-331-7270.

Participants in Solicitation:

•                 The Company and certain of its respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2019, or its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 6, 2019. These documents are available free of charge as described above.

Forward Looking Statements:

•                 Some of the statements in this [communication] are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. securities laws. These include statements using the words “believe,” “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “project,” “intend,” “estimate,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “seek,” “would,” “upside,” “increases,” “goal,” “guidance” and “anticipate,” and similar statements (including where the word “could,” “may,” or “would” is used rather than the word “will”) and the negative of such words and phrases, which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of the Company and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company, or persons acting on either on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections, including depletions and shipments; the effect of out-of-stock issues and lower contract brewing shipments; price increases; gross margin rate improvement; the level and effect of SG&A expense; the effect of the class action settlement; effective tax rate changes; the risk associated with the Company’s ability to obtain the shareholder approval required to consummate the merger and the timing of the closing of the merger, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; the anticipated size of the markets and continued demand for A-B’s products and the impact of competitive responses to the announcement of the transaction. Additional risks are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2019. Forward-looking statements speak only as of the date they are made. Except as required by law, neither A-B nor the Company has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.